       1                                               EXHIBIT A





                                FOR IMMEDIATE RELEASE

                                     May 28, 1996

                        HECLA AND SANTA FE PACIFIC GOLD AGREE
                       TO JOINTLY DEVELOP THE ROSEBUD PROJECT

               COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL & HL-PrB:NYSE) and Santa Fe Pacific Gold Corporation have agreed to enter into a 50/50 joint venture to develop the Rosebud property, 50 miles west of Winnemucca, Nevada, subject to due diligence and approval by both boards of directors. The project is an underground minable, high-grade oxide gold deposit that is currently 100% owned by Hecla. Hecla has reported reserves of 540,000 ounces of gold, 1.2 million tons of ore at 0.45 ounce of gold and 2.75 ounces of silver per ton of ore. The joint venture will be operated by Hecla, and ore will be trucked about 100 miles to the Twin Creeks Mine, 45 miles northeast of Winnemucca, for processing. Capital for the project will be approximately $20-$25 million. Under the terms of the agreement, Santa Fe Pacific Gold agrees to fund project development costs of $12.5 million plus approximately $3 million in other facility improvements. Santa Fe Pacific Gold will also contribute an exploration property near the joint-venture property. Santa Fe Pacific Gold will fund the first $1 million in exploration expenditures to increase reserves at Rosebud and 67% of future exploration expenditures.

               "This joint venture represents an excellent opportunity for both Hecla and Santa Fe Pacific Gold to capitalize on our respective talents of underground mining and processing," said Patrick M. James, chairman and chief executive officer of Santa Fe Pacific Gold. "We are contributing the use of our existing facilities at Twin Creeks to process the ore, we receive a 50% interest in the project and Hecla saves over $30 million in capital that would be needed to construct stand-alone milling facilities. It's a win-win situation." In commenting on the joint venture, Arthur Brown, chairman and chief executive officer of Hecla, said, "I am pleased that we are able to partner with Santa Fe Pacific Gold, a major gold producer, on this low-cost project. Along with the Rosebud property, we bring our expertise as underground miners to the table. Through this joint venture, we'll be able to significantly lower the capital required and bring the project into production more rapidly than originally expected."

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

               Ore from the underground mine will be mined and shipped to Twin Creeks at an average rate of 750 tons per day. Production from the project will be about 100,000 ounces of gold annually at a cash cost of production of approximately $160 to $180 per ounce. The project is close to receiving its operating permits, and construction at Rosebud is expected to begin immediately. First production is expected in early 1997.

               Further, Santa Fe Pacific Gold will pay Hecla $2.5 million now for an immediate 75% interest in the Golden Eagle joint venture in Washington. In addition, Santa Fe Pacific Gold is obligated to fund all expenditures required at Golden Eagle through the feasibility stage. The original agreement on Golden Eagle called for Santa Fe Pacific Gold to earn a 70% interest in the project by spending $7.5 million over three years to produce a bankable feasibility study by August 1998.

               Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, is one of the United States' best-known silver producers. The company also produces gold and is a major supplier of ball clay, kaolin and other industrial minerals. Hecla's operations are principally in the U.S. and Mexico.

               Santa Fe Pacific Gold Corporation, headquartered in Albuquerque, New Mexico, is one of the largest gold mining companies in North America, with mines in Nevada and California and exploration offices and projects throughout the world. The company's shares are traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol GLD.

                                         -HL-

          Contacts:  Hecla:
                      Vicki Veltkamp, 208-769-4144
                   Santa Fe Pacific Gold:
                      Investor Relations - Gina Wilson, 505-880-5361 Media - Wendy Yang, 505-880-5321

               Hecla's Home Page can be accessed on the Internet at:
                             http://www.hecla-mining.com
                A free fax of Hecla news releases can be obtained from
                                     BusinessWire
                             NewsOnDemand at 800-344-7826